First Foundation Inc. (NASDAQ: FFWM) April 27, 2023

Exhibit 99.1

FIRST FOUNDATION INC. REPORTS FIRST QUARTER 2023 RESULTS

●	Earnings per share of $0.15 for the quarter (EPS and adjusted EPS).
●	Net income of $8.5 million for the quarter.
●	Total revenues of $70.5 million for the quarter.

1Q23 Key Financial Data	Highlights

Profitability Metrics	1Q23	4Q22	1Q22
Return on average assets (%)	0.26	0.55	1.18
Adjusted return on average assets (%)(a)	0.25	0.63	1.20
Return on average common equity (%)	3.0	6.2	11.5
Return on average tangible common equity (%)(a)	3.7	8.8	14.7
Net interest margin (%)	1.83	2.45	3.00
Efficiency ratio (%)(a)	84.5	70.9	53.1

Income Statement (b)	1Q23	4Q22	1Q22
Net interest income	$58,755	$74,719	$74,494
Noninterest income	$11,698	$7,223	$15,427
Net income attributable to common	$8,496	$17,354	$30,836
Diluted earnings per common share	$0.15	$0.31	$0.55
Adjusted diluted earnings per common share(a)	$0.15	$0.35	$0.55
Dividends declared per common share	$0.02	$0.11	$0.11

Balance Sheet (b)	1Q23	4Q22	1Q22
Total loans	$10,669,803	$10,726,193	$7,898,888
Total deposits	$10,051,706	$10,362,612	$8,957,518
Net charge-off ratio	0.06%	0.01%	0.00%
Tangible book value per share(a)	$16.17	$16.20	$15.21
Tier 1 Leverage Ratio	8.31%	8.59%	9.14%

(a) See Non-GAAP Financial Measures
(b) Dollars in thousands, except per share data

●
Tier 1 leverage ratio of 8.31%.
●
Maintained excellent asset quality with ratio of non-performing assets to total assets at 0.13%, unchanged from the previous quarter.
●
Insured deposits represent approximately 85% of total deposits. Returned to normalized deposit inflows/outflows.
●
Maintained strong liquidity position ($3.5 billion):
-
$1.3 billion in cash & cash equivalents on balance sheet
-
Available credit facilities of $930 million with Federal Home Loan Bank and $842 million with Federal Reserve discount window as of March 31, 2023.
-
$245 million available in uncommitted credit lines as of March 31, 2023.
-
Market value of unpledged securities of $130 million as of March 31, 2023.
●
Tangible book value per share of $16.17.
●
Return on average assets of 0.26%.
●
Return on average tangible common equity of 3.7%

DALLAS, TX – First Foundation Inc. (NASDAQ: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors (“FFA”) and First Foundation Bank (“FFB”), reported net income of $8.5 million, or $0.15 per diluted share for the first quarter of 2023, compared to net income of $17.4 million or $0.31 per diluted share for the fourth quarter of 2022.  Total revenues were $70.5 million for the quarter, compared to $81.9 million for the fourth quarter of 2022.  Additionally, First Foundation Inc. announced today that its Board of Directors has approved the payment of a quarterly cash dividend of $0.02 per common share, payable on May 19, 2023, to common shareholders of record as of May 8, 2023.

Scott F. Kavanaugh President & CEO

“The impact of the Fed’s recent interest rate actions came to a head in the first quarter; however, our strong balance sheet and on-balance sheet liquidity allowed us to navigate this uncertain environment,” said Scott F. Kavanaugh, President and CEO of First Foundation Inc.  “We continue to execute against our very solid business plan and expect positive results to follow once we experience a more normalized rate environment.  We are grateful for our remarkable employees who remain dedicated to delivering superior client service and have worked tirelessly this past quarter.  And to our clients who stood by us during this quarter, we want to say thank you.”

Chris M. Naghibi COO

“This quarter was met with much uncertainty in the macro economy,” said Chris M. Naghibi, Chief Operating Officer of First Foundation Inc., “But after visiting many of our locations over the past few months and seeing the strength of our team, the depth of our client relationships, and the value we provide to the community, it is clear that we have the right business strategy in place to serve as a best-in-class regional bank and wealth management firm.  Among the many attributes of our firm is our ability to do what is necessary to navigate times like these.  I truly see strategic alignment across the entire operation.”

Investor contact: Amy Djou, adjou@ff-inc.com | 949-299-5461 Media contact: Shannon Wherry, swherry@ff-inc.com | 469-638-9642

FIRST FOUNDATION INC. FIRST QUARTER 2023 RESULTS

1Q23 Highlights
Financial Results:
●
Total revenues were $70.5 million in the quarter, a decrease of 14% and 22% from the fourth and first quarters of 2022, respectively.  The decreases were due to a decrease in net interest income caused primarily by an increase in interest expense paid on deposits and borrowings, a direct result of the Fed’s interest rate increases since 2022.  The net interest rate spread on interest earning assets to interest bearing liabilities contracted by 0.69% and 1.96% compared to the fourth and first quarters of 2022, respectively.
●
Nonperforming assets (“NPAs”) to total assets remained at 0.13%, unchanged from the prior quarter.
●
Cash and cash equivalents totaled $1.3 billion, representing 10% of total assets on balance sheet.
●
$1.7 billion in combined available credit facilities from the Federal Home Loan Bank and Federal Reserve discount window.  Additional $245 million available in uncommitted credit lines.
●
Only $71.5 million (tax effected) in combined unrealized/unrecognized losses on the investment securities portfolio (available-for-sale and held-to-maturity portfolios).
●
Total tangible shareholders’ equity of $912 million, tangible book value of $16.17 per share and tangible common equity to tangible assets of 6.81%.
●
Deposits totaling $10.1 billion, compared to $10.4 billion and $9.0 billion as of the end of fourth and first quarters of 2022, respectively.  FFB is back to a normal deposit inflow/outflow pattern after experiencing deposit outflow in mid-March after the announced closure of Silicon Valley Bank and Signature Bank.  Insured deposits accounted for approximately 85% of total deposits at March 31, 2023.
●
Net interest margin (“NIM”) was 1.83% for the quarter, down from 2.45% in the fourth quarter of 2022.

Other Activity:
●
Allowance for credit losses for loans decreased by $2.6 million in the quarter to $31.1 million, primarily due to the release of specific reserves related to purchase credit deteriorated loans from prior acquisitions.
●
Allowance for credit losses for securities increased by $0.9 million in the quarter to $12.3 million, due to the recording of additional allowances for credit losses on the portfolio offset by a reduction to the allowance for interest-only strip securities.
●
$1.1 million in stock compensation expense was reversed during the quarter as a result of forfeited restricted stock units (“RSUs”).
●
$468 thousand in severance costs recognized during the quarter as a result of reductions in force.
●
Cost of deposits was 2.38%, up from 1.47% in the fourth quarter of 2022.
●
Assets under management (“AUM”) at FFA ended the quarter at $5.2 billion, while trust assets under advisement (“AUA”) at FFB were $1.3 billion.

FIRST FOUNDATION INC. FIRST QUARTER 2023 RESULTS

Details

Loans

Loan balances remained flat at $10.7 million compared to the prior quarter and increased 44.2% compared to the first quarter of 2022.  Loan fundings totaled $481 million, offset by loan payoffs of $535 million in the quarter.  Commercial and industrial (“C&I”) loans accounted for 89% of total fundings for the quarter, consisting primarily of commercial revolving lines of credit, commercial term loans, and equipment financing.  C&I loans largely consist of loans to small to moderate size businesses and professional firms in our market areas, who typically utilize more than one element of our platform, with almost all such clients using our deposit products and services.

Loan portfolio average yield increased to 4.54% in the quarter compared to 4.34% and 3.84% in the fourth and first quarters of 2022, respectively.  Average yields on new loan fundings were 7.40% in the quarter compared to 5.72% and 3.36% in the fourth and first quarters of 2022, respectively.

Investment Securities

Investment securities were $1.1 billion, as of March 31, 2023, unchanged compared to the prior quarter, and down $0.1 million compared to March 31, 2022.

The allowance for credit losses for investments was $12.3 million for the quarter, compared to $11.4 million for the prior quarter and $10.7 million for first quarter of 2022.  The increase from the prior quarter was primarily due to $973 thousand in additional allowances for credit losses recorded on the portfolio offset by $125 thousand in reduction to the allowance resulting from changes in expected cash flows on interest-only strip securities due to changes  in the interest rate environment and prepayment speeds. Unrealized losses (tax-effected) on the available-for-sale portfolio were $14.8 million as of March 31, 2023, compared to $11.0 million as of December 31, 2022.  Unrecognized losses (tax-effected) on the held-to-maturity portfolio were $56.7 million as of March 31, 2023, compared to $63.3 million as of December 31, 2022.  Combined losses (tax-effected) on the available-for-sale and held-to-maturity portfolios were $71.5 million as of March 31, 2023, compared to $74.3 million as of December 31, 2022.

Investment securities portfolio average yield increased to 2.73% in the first quarter of 2023 compared to 2.50% and 1.99% in the fourth and first quarters of 2022, respectively.

Deposits and Borrowings

Deposits were $10.1 billion as of March 31, 2023, compared to $10.4 billion and $9.0 billion as of December 31, 2022 and March 31, 2022, respectively.  The 3% decrease in deposits at the end of the first quarter of 2023 compared to the previous quarter was the result of outflows experienced after the mid-March closures of Silicon Valley Bank and Signature Bank.  FFB is now back to a normal deposit inflow/outflow pattern and has been since the end of March.   Noninterest-bearing demand deposits measured 23% of total deposits as of March 31, 2023, compared to 26% of total deposits as of December 31, 2022.  Certificates of deposit accounted for 24% of total deposits as of March 31, 2023, compared to 18% as of December 31, 2022.  The digital banking channel continued to grow as a source of new depository accounts, accounting for $853 million or 8% of total deposits as of March 31, 2023.  Launched in 2019, the digital banking platform now accounts for 90% of new client accounts, with the benefit of having low costs to obtain and service and strong retention experience.  Brokered deposits accounted for 18.8% of total deposits as of March 31, 2023, compared to 13.3% at December 31, 2022.

Cost of deposits increased to 2.38% for the first quarter of 2023 compared to 1.47% and 0.15% for the fourth and first quarters of 2022, respectively.

FIRST FOUNDATION INC. FIRST QUARTER 2023 RESULTS

Insured deposits accounted for approximately 85% of total deposits as of March 31, 2023.

Our loan to deposit ratio measured 106.1% as of March 31, 2023, compared to 103.5% as of December 31, 2022.  The loan to deposit ratio measured 100.3% for the first quarter 2023 when calculated based on the average balances of loans and deposits for the quarter opposed to measuring such balances as of the last day of the quarter.  This is more reflective of the actual management of the portfolios during the entire quarter, particularly in the wake of the banking industry events that followed the announced closure of Silicon Valley Bank and Signature Bank in mid-March, 2023.

Borrowings were $2.3 billion as of March 31, 2023, compared to $1.4 billion as of December 31, 2022.   The increase in borrowings compared to the prior quarter was primarily due to the addition of $1.2 billion in FHLB advances offset by $200 million paydown of fed funds balances outstanding.  Average borrowings outstanding for the quarter ended March 31, 2023 were $1.4 billion compared to $1.5 billion for the quarter ended December 31, 2022.  The additional borrowings for the quarter-ended March 31, 2023 were utilized to increase on-balance sheet liquidity, notably in the wake of banking industry events that followed the announced closure of Silicon Valley Bank and Signature Bank in mid-March 2023.

Private Wealth Management and Trust Assets

AUM was $5.2 billion as of March 31, 2023, compared to $5.0 billion as of December 31, 2022.  The net change in AUM balance of $0.2 billion is comprised of the following:  $86 million of new accounts; $120 million of net withdrawals; and $277 million of performance gains.  AUA at FFB’s Trust Department was unchanged at $1.3 billion as of March 31, 2023, compared to December 31, 2022.

Net Interest Income and Net Interest Margin (“NIM”)

Net interest income was $58.8 million for the first quarter of 2023, compared to $74.7 million and $74.5 million for the fourth and first quarters of 2022, respectively.  Interest income increased to $137 million for the first quarter of 2023 compared to $126.0 million and $79.1 million for the fourth and first quarters of 2022, respectively.   The increase in interest income was due to increases in both average interest-earning asset balances as well as average yields earned on such balances.  Average interest-earning asset balances increased to $12.7 billion for the quarter ended March 31, 2023, compared to $12.2 billion and $9.9 billion for the quarters ended December 31, and March 31, 2022, respectively.  Yields on interest-earning assets averaged 4.32% for the first quarter of 2023, compared to 4.12% and 3.19% for the fourth and first quarters of 2022, respectively.

Interest expense was $78.2 million for the first quarter of 2023, compared to $51.3 million and $4.7 million for the fourth and first quarters of 2022, respectively.  The increase in interest expense was due to increases in both average interest-bearing liability balances as well as average rates paid on such balances.  Average interest-bearing liability balances, consisting of interest-bearing deposits and borrowings, increased to $9.3 billion for the quarter ended March 31, 2023, compared to $8.1 billion and $5.9 billion for the quarters ended December 31, and March 31, 2022, respectively.  Rates on interest-bearing liability balances averaged 3.41% for the first quarter of 2023, compared to 2.52% and 0.32% for the fourth and first quarters of 2022, respectively.

The 0.20% increase in average yield earned on interest-earning assets was offset by an 0.89% increase in average rate paid on interest-bearing liability balances, resulting in a contraction of net interest margin (“NIM”) for the quarter ended March 31, 2023.  NIM was 1.83% for the first quarter of 2023 compared to 2.45% and 3.0% for the fourth and first quarters of 2022, respectively.

FIRST FOUNDATION INC. FIRST QUARTER 2023 RESULTS

Noninterest Income

Noninterest income was $11.7 million in the first quarter of 2023, compared to $7.2 million and $15.4 million in the fourth and first quarters of 2022, respectively.  Noninterest income in the fourth quarter 2022 included a $6.25 million valuation loss adjustment on our equity investment in NYDIG.

Noninterest income during the first quarter of 2023 was comprised of $7.1 million in investment advisory fees from Wealth Management, $1.7 million in trust administrative and consulting fees, $1.9 million in loan and servicing fees, $0.5 million of deposit account fees and other income of $0.5 million.

Noninterest Expense

Noninterest expense was $59.3 million in the first quarter of 2023, compared to $59.8 million and $47.6 million in the fourth and first quarters of 2022, respectively. Compensation and benefits were $25.3 million in the first quarter of 2023, compared to $23.2 million and $29.8 million in the fourth and first quarters of 2022 respectively.  Noninterest expense in the first quarter of 2023 includes a $1.1 million reversal of stock compensation expense related to forfeited RSUs.  Average FTEs totaled 672 in the first quarter, compared to 727 in the prior quarter, a decrease of 7.5%.   The reduction in staffing occurred in two rounds within the first quarter and largely impacted those employees in the lending and credit areas, as we continued our efforts to optimize the workforce in the face of slowing loan growth.  First quarter compensation and benefits expense includes approximately $468 thousand in severance costs associated with the staffing reductions;  the full impact of the cost savings is expected to be realized beginning in the next quarter.

Customer service costs were $16.7 million in the first quarter of 2023, compared to $18.2 million in the fourth quarter of 2022, a decrease of 8.3%.  The decrease in customer service costs was due to a decrease in the amount of depository account balances receiving earnings credit on such accounts.  Deferred loan costs which are shown as a direct offset to compensation expense decreased in the first quarter of 2023, compared to the fourth quarter of 2022, due to the decrease in loan originations during the quarter.

Our efficiency ratio for the first quarter of 2023 was 84.5%, compared to 70.9% for the fourth quarter of 2022.  The first quarter increase in the efficiency ratio is largely attributable to the aforementioned reduction in net interest income during the quarter, as the ratio is a measure of noninterest expense to revenue (net interest income plus noninterest income) on an adjusted basis.

Income Tax Expense

We recorded income tax expense of $2.2 million in the first quarter of 2023, compared to income tax expense of $3.6 million in the fourth quarter of 2022. Our effective tax rate for the first quarter of 2023 was 20.6%, compared to 17.1% for the fourth quarter of 2022.  The decrease in income tax expense was predominantly due to a decrease in pretax income.

Asset Quality

Total nonperforming assets were $17.4 million as of March 31, 2023, compared to $16.5 million as of December 31, 2022.  Our ratio of nonperforming assets to total assets was unchanged at 0.13% as of March 31, 2023, and December 31, 2022, respectively. Total delinquent loans were $37.1 million or 0.45% of total loans as of March 31, 2023, compared to $20.8 million or 0.29% of total loans as of December 31, 2022.

Our allowance for credit losses for loans was $31.1 million, or 0.29% of total loans held for investment, as of March 31, 2023, compared to $33.7 million, or 0.31%, as of December 31, 2022.  The decrease in the allowance for credit

FIRST FOUNDATION INC. FIRST QUARTER 2023 RESULTS

losses for loans of $2.6 million was primarily due to the release of specific reserves related to purchase credit deteriorated loans from prior acquisitions. Net charge-offs during the first quarter of 2023 were $1.7 million or 0.06% of average loan balances, compared to net charge-offs of $268 thousand or 0.01% of average loan balances for the fourth quarter of 2022.

The ratio of the allowance for credit losses for loans to total past due and nonaccrual loans was 64.4% as of March 31, 2023, compared to 108.5% as of December 31, 2022.

Capital

As of March 31, 2023, FFB exceeded all Basel III minimum regulatory capital requirements necessary to be considered a well-capitalized depository institution, as summarized in the table below:

	As of			Well-Capitalized
	March 31,	December 31,	March 31,	Regulatory
(unaudited)	2023	2022	2022	Requirements
Tier 1 leverage ratio	8.31%	8.59%	9.14%	5.00%
Common Equity Tier 1 ratio	10.82%	10.60%	12.16%	6.50%
Tier 1 risk-based capital ratio	10.82%	10.60%	12.16%	8.00%
Total risk-based capital ratio	11.23%	11.01%	12.67%	10.00%
Tangible common equity to tangible assets ratio [2]	6.81%	7.13%	8.38%	N/A %

(1)	Regulatory capital ratios are preliminary and subject to change until filing of our March 31 2023 FDIC call report.
(2)	Tangible common equity is a non-GAAP financial measure. See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this report.

Shareholders' equity totaled $1.13 billion as of March 31, 2023, unchanged from the previous quarter.  Our tangible book value per common share was $16.17 as of March 31, 2023, compared to $16.20 as of December 31, 2022.

FIRST FOUNDATION INC. FIRST QUARTER 2023 RESULTS

Earnings Call Info

The Company will host a conference call at 8:00 a.m. PT / 11:00 a.m. ET on April 27, 2023, to discuss its financial results. Analysts and investors may participate in the question-and-answer session. The call will be broadcast live over the Internet and can be accessed by visiting First Foundation’s website and clicking on “Investor Relations” and “Events & Presentations” https://investor.ff-inc.com/events-and-presentations/default.aspx.  The conference call can be accessed by telephone at (800) 267-6316 using conference ID FFWMQ422.  It is recommended that participants dial into the conference call approximately ten minutes prior to the call. For those who are unable to participate during the live call, an archive of the call will be available for replay.

About First Foundation

First Foundation Inc. (NASDAQ: FFWM) and its subsidiaries offer personal banking, business banking, and private wealth management services, including investment, trust, insurance, and philanthropy services. This comprehensive platform of financial services is designed to help clients at any stage in their financial journey. The broad range of financial products and services offered by First Foundation are more consistent with those offered by larger financial institutions, while its high level of personalized service, accessibility, and responsiveness to clients is more aligned with community banks and boutique wealth management firms. This combination of an integrated platform of comprehensive financial products and personalized service differentiates First Foundation from many of its competitors and has contributed to the growth of its client base and business. Learn more at firstfoundationinc.com, or connect with us on LinkedIn and Twitter.

Forward-Looking Statements

This report includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets. Forward-looking statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," "outlook," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." The forward-looking statements in this report are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this report and could cause us to make changes to our future plans. Those risks and uncertainties include, but are not limited to, the risk of incurring credit losses, which is an inherent risk of the banking business; the quality and quantity of our deposits; adverse developments in the financial services industry generally such as the recent bank failures and any related impact on depositor behavior or investor sentiment; risks related to the sufficiency of liquidity; the negative impacts and disruptions resulting from the COVID-19 pandemic on our colleagues, clients, the communities we serve and the domestic and global economy, which may have an adverse effect on our business, financial position and results of operations; the risk that we will not be able to continue our internal growth rate; the performance of loans currently on deferral following the expiration of the respective deferral periods; the risk that we will not be able to access the securitization market on favorable terms or at all; changes in general economic conditions, either nationally or locally in the areas in which we conduct or will conduct our business; risks associated with changes in interest rates, which could adversely affect our interest income and interest rate margins and, therefore, our future operating results; the risk that the performance of our investment management business or of the equity and bond markets could lead clients to move their funds from or close their investment accounts with us, which would reduce our assets under management and adversely affect our operating results; negative impacts of news or analyst reports about us or the financial services industry; risks associated with proxy contests and other actions of activist stockholders, which may cause us to incur significant expense, cause disruption to our business and impact our

FIRST FOUNDATION INC. FIRST QUARTER 2023 RESULTS

stock price; the risk that we may be unable or that our board of directors may determine that it is inadvisable to pay future dividends at historic levels or at all; risks associated with changes in income tax laws and regulations; and risks associated with seeking new client relationships and maintaining existing client relationships.

Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our 2022 Annual Report on Form 10-K for the fiscal year ended December 31, 2022, that we filed with the SEC on February 28, 2023, and other documents we file with the SEC from time to time. We urge readers of this report to review those reports and other documents we file with the SEC from time to time. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this report, which speak only as of today's date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this report or in the above-referenced reports, whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contacts
Investors	Media
Amy Djou EVP, Chief Financial Officer 949-299-5461 adjou@ff-inc.com	Shannon Wherry VP, Director of Corporate Communications 469-638-9642 swherry@ff-inc.com

FIRST FOUNDATION INC. FIRST QUARTER 2023 RESULTS

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share and per share amounts)	March 31,	December 31,	March 31,
	2023	2022	2022
ASSETS

Cash and cash equivalents	$1,317,129	$656,494	$931,710

Securities available-for-sale ("AFS")	223,612	237,597	269,030
Securities held-to-maturity ("HTM")	847,036	862,544	920,408
Allowance for credit losses - investments	(12,288)	(11,439)	(10,743)
Net securities	1,058,360	1,088,702	1,178,695

Loans held for sale	-	-	501,424

Loans held for investment	10,669,803	10,726,193	7,397,464
Allowance for credit losses - loans	(31,095)	(33,731)	(32,822)
Net loans	10,638,708	10,692,462	7,364,642

Investment in FHLB stock	58,716	25,358	17,250
Deferred taxes	22,763	24,198	18,047
Premises and equipment, net	37,530	36,140	35,904
Real estate owned ("REO")	6,210	6,210	6,210
Goodwill and intangibles	221,401	221,835	223,239
Other assets	255,367	262,780	197,675
Total Assets	$13,616,184	$13,014,179	$10,474,796

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Deposits	$10,051,706	$10,362,612	$8,957,518
Borrowings	2,294,600	1,369,936	325,969
Accounts payable and other liabilities	136,140	147,253	108,734
Total Liabilities	12,482,446	11,879,801	9,392,221

Shareholders’ Equity:
Common Stock	56	56	57
Additional paid-in-capital	719,261	719,606	720,846
Retained earnings	428,956	426,659	365,604
Accumulated other comprehensive income (loss)	(14,535)	(11,943)	(3,932)
Total Shareholders’ Equity	1,133,738	1,134,378	1,082,575
Total Liabilities and Shareholders’ Equity	$13,616,184	$13,014,179	$10,474,796

FIRST FOUNDATION INC. FIRST QUARTER 2023 RESULTS

CONSOLIDATED INCOME STATEMENTS

(unaudited)

	For the Quarter Ended
(in thousands, except share and	March 31,	December 31,	March 31,
per share amounts)	2023	2022	2022
Interest income:
Loans	$120,643	$115,041	$72,027
Securities	6,891	6,678	6,360
Cash, FHLB Stock, and Fed Funds	9,466	4,298	757
Total interest income	137,000	126,017	79,144

Interest expense:
Deposits	62,140	36,552	3,358
Borrowings	16,105	14,746	1,292
Total interest expense	78,245	51,298	4,650

Net interest income	58,755	74,719	74,494

Provision for credit losses	417	1,173	(792)

Net interest income after provision for credit losses	58,338	73,546	75,286

Noninterest income:
Asset management, consulting and other fees	8,796	9,722	10,197
Other income (loss)	2,902	(2,499)	5,230
Total noninterest income	11,698	7,223	15,427

Noninterest expense:
Compensation and benefits	25,286	23,236	29,821
Occupancy and depreciation	8,897	9,261	8,567
Professional services and marketing costs	4,295	4,174	3,417
Customer service costs	16,715	18,219	1,788
Other expenses	4,147	4,934	4,025
Total noninterest expense	59,340	59,824	47,618

Income before taxes on income	10,696	20,945	43,095
Taxes on income	2,200	3,591	12,259
Net income	$8,496	$17,354	$30,836

Net income per share:
Basic	$0.15	$0.31	$0.55
Diluted	$0.15	$0.31	$0.55
Shares used in computation:
Basic	56,376,669	56,366,499	56,465,855
Diluted	56,410,416	56,433,461	56,565,845

FIRST FOUNDATION INC. FIRST QUARTER 2023 RESULTS

SELECTED CONSOLIDATED FINANCIAL DATA AND ASSET QUALITY

(unaudited)

	For the Quarter Ended
(in thousands, except share and per share amounts	March 31,	December 31,	March 31,
and percentages)	2023	2022	2022
Selected Financial Data:
Return on average assets	0.26%	0.55%	1.18%
Return on average equity	3.0%	6.2%	11.5%
Return on average tangible equity (1)	3.7%	8.8%	14.7%
Efficiency ratio (2)	84.5%	70.9%	53.1%
Net interest margin	1.83%	2.45%	3.00%
Cost of deposits	2.38%	1.47%	0.15%
Loan to deposit ratio	106.1%	103.5%	88.2%
Noninterest income as a % of total revenues	16.6%	8.8%	17.2%
Loan originations	$480,891	$848,664	$1,147,909
Assets under management	$5,228,893	$4,985,277	$5,455,742
Tangible common equity to tangible assets (1)	6.81%	7.13%	8.38%
Book value per share	$20.09	$20.14	$19.16
Tangible book value per share (1)	$16.17	$16.20	$15.21

Asset Quality:
Nonperforming assets
Nonaccrual loans	$11,181	$10,331	$10,843
Other real estate owned	6,210	6,210	6,210
Total nonperforming loans	$17,391	$16,541	$17,053

Loans 30 - 89 days past due	$34,632	$18,561	$6,658
Accruing loans 90 days or more past due	$2,444	$2,195	$—

Nonperforming assets to total assets	0.13%	0.13%	0.16%
Loans 30 - 89 days past due to total loans	0.32%	0.17%	0.09%
Allowance for credit losses to loans held for investment	0.29%	0.31%	0.44%
Allowance for credit losses to past due and nonaccrual loans	64.4%	108.5%	302.7%
Net charge-offs (recoveries) to average loans - annualized	0.06%	0.01%	—%

(1)	Tangible equity is a non-GAAP financial measure. See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this report.
(2)	Efficiency Ratio is a non-GAAP financial measure: See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this report.

FIRST FOUNDATION INC. FIRST QUARTER 2023 RESULTS

SEGMENT REPORTING

(unaudited)

	For the Quarter Ended
	March 31,	December 31,	March 31,
(in thousands)	2023	2022	2022
Banking:
Interest income	$137,000	$126,017	$79,144
Interest expense	76,449	49,596	3,413
Net interest income	60,551	76,421	75,731
Provision for credit losses	417	1,173	(792)
Noninterest income	4,801	7,030	7,531
Noninterest expense	51,645	52,915	40,101
Income before taxes on income	$13,290	$29,363	$43,953

Wealth Management:
Noninterest income	$7,291	$6,837	$8,345
Noninterest expense	6,065	5,158	6,644
Income before taxes on income	$1,226	$1,679	$1,701

Other and Eliminations:
Interest income	$—	$—	$—
Interest expense	1,796	1,702	1,237
Net interest income	(1,796)	(1,702)	(1,237)
Noninterest income	(394)	(6,644)	(449)
Noninterest expense	1,630	1,751	873
Income before taxes on income	$(3,820)	$(10,097)	$(2,559)

FIRST FOUNDATION INC. FIRST QUARTER 2023 RESULTS

LOAN AND DEPOSIT BALANCES

(unaudited)

	For the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(in thousands)	2023	2022	2022	2022	2022
Loans:
Outstanding principal balance:
Loans secured by real estate:
Residential properties:
Multifamily	$5,332,815	$5,341,596	$5,088,695	$3,953,717	$3,284,003
Single Family	1,008,657	1,016,498	989,258	958,348	911,438
Subtotal	6,341,472	6,358,094	6,077,953	4,912,065	4,195,441
Commercial properties	1,155,624	1,203,292	1,236,577	1,237,664	1,264,221
Land and construction	166,166	158,565	144,787	170,887	159,533
Total real estate loans	7,663,262	7,719,951	7,459,317	6,320,616	5,619,195
Commercial and industrial loans	2,985,984	2,984,748	2,874,827	2,593,948	1,754,279
Consumer loans	3,862	4,481	5,155	10,845	9,760
Total loans	10,653,108	10,709,180	10,339,299	8,925,409	7,383,234
Premiums, discounts and deferred fees and expenses	16,695	17,013	16,121	13,432	14,230
Total	$10,669,803	$10,726,193	$10,355,420	$8,938,841	$7,397,464

Loans held for sale	$—	$—	$—	$485,296	$501,424

Deposits:
Demand deposits:
Noninterest-bearing	$2,263,412	$2,736,691	$3,550,637	$3,587,375	$3,296,118
Interest-bearing	2,364,213	2,568,850	2,253,799	2,425,847	2,429,202
Money market and savings	2,997,666	3,178,230	2,911,909	2,869,719	2,592,437
Certificates of deposit	2,426,415	1,878,841	833,511	655,803	639,761
Total	$10,051,706	$10,362,612	$9,549,856	$9,538,744	$8,957,518

FIRST FOUNDATION INC. FIRST QUARTER 2023 RESULTS

CONSOLIDATED LOAN FUNDING AND YIELDS

(unaudited)

	For the Quarter Ended
	March 31,	December 31,	March 31,
(in thousands, except percentages)	2023	2022	2022
Loan Funding Balances:
Loans secured by real estate:
Residential properties:
Multifamily	$16,358	$293,660	$549,198
Single family	15,212	57,343	57,215
Subtotal	31,570	351,003	606,413
Commercial properties:
Non-owner occupied CRE	1,945	38,796	30,340
Owner-occupied CRE	594	11,534	15,333
Subtotal	2,539	50,330	45,673
Land and construction	18,223	26,137	28,651
Total real estate loans	52,332	427,470	680,737
Commercial and industrial loans	428,508	420,971	467,012
Consumer loans	51	223	160
Total	$480,891	$848,664	$1,147,909

Loan Funding Yields:
Loans secured by real estate:
Residential properties:
Multifamily	5.96%	4.70%	3.27%
Single family	6.07%	5.10%	3.16%
Subtotal	6.01%	4.77%	3.26%
Commercial properties:
Non-owner occupied CRE	6.92%	4.85%	3.13%
Owner-occupied CRE	7.79%	6.51%	4.08%
Subtotal	7.12%	5.23%	3.45%
Land and construction	6.31%	6.11%	4.46%
Total real estate loans	6.17%	4.90%	3.32%
Commercial and industrial loans	7.55%	6.54%	3.43%
Consumer loans	4.19%	5.32%	2.86%
Total	7.40%	5.72%	3.36%

FIRST FOUNDATION INC. FIRST QUARTER 2023 RESULTS

CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST, YIELD AND RATES

(unaudited)

	For the Quarter Ended
	March 31,	December 31,	March 31,
(in thousands, except percentages)	2023	2022	2022
Average Balances:
FHLB stock, fed funds, and deposits	$955,668	$501,983	$1,212,777
Securities AFS	247,931	253,921	1,197,859
Securities HTM	852,459	868,945	—
Loans	10,691,615	10,578,819	7,529,037
Total interest-earnings assets	12,747,673	12,203,668	9,939,673
Deposits: interest-bearing	7,911,858	6,535,439	5,624,620
Deposits: noninterest-bearing	2,672,409	3,357,771	3,315,139
Borrowings	1,390,068	1,543,623	301,236

Average Yield / Rate:
FHLB stock, fed funds, and deposits	4.02%	3.40%	0.25%
Securities AFS	3.72%	3.42%	1.99%
Securities HTM	2.15%	2.08%	—%
Loans	4.54%	4.34%	3.84%
Total interest-earnings assets	4.32%	4.12%	3.19%
Deposits (interest-bearing only)	3.19%	2.22%	0.24%
Deposits (noninterest and interest-bearing)	2.38%	1.47%	0.15%
Borrowings	4.70%	3.79%	1.74%
Total interest-bearing liabilities	3.41%	2.52%	0.32%

Net Interest Rate Spread	0.91%	1.60%	2.87%

Net Interest Margin	1.83%	2.45%	3.00%

FIRST FOUNDATION INC. FIRST QUARTER 2023 RESULTS

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP net income and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the information below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this report, or a reconciliation of the non-GAAP calculation of the financial measure.

FIRST FOUNDATION INC. FIRST QUARTER 2023 RESULTS

NON-GAAP RETURN ON AVERAGE TANGIBLE COMMON EQUITY (ROATCE); ADJUSTED RETURN ON AVERAGE ASSETS; AND ADJUSTED NET INCOME

(unaudited)

Return on average tangible common equity was calculated by excluding average goodwill and intangibles assets from the average shareholders’ equity during the associated periods. Adjusted net income available to common shareholders includes various adjustments to net income and the associated tax effect of those adjustments during the associated periods.  Adjusted return on average assets represents adjusted net income available to common shareholders divided by average total assets.

The table below provides a reconciliation of the GAAP measure of return on average equity to the non-GAAP measure of return on average tangible common equity.  The table below also provides a reconciliation of the GAAP measure of return on average assets to the non-GAAP measure of adjusted return on average assets:

	For the Quarter Ended
	March 31,	December 31,	March 31,
(in thousands, except percentages)	2023	2022	2022
Average shareholders' equity	$1,135,611	$1,128,276	$1,069,096
Less: Average goodwill and intangible assets	221,618	222,062	222,276
Average tangible common equity	$913,993	$906,214	$846,820

Average assets	$13,241,725	$12,728,499	$10,421,148

Net Income	$8,496	$17,354	$30,836
Adjustments:
Plus: Amortization of intangible assets expense	434	454	509
Less: FDIC assessment credit	(724)	—	—
Plus: Valuation loss on equity investment	—	6,250	—
Less: Stock compensation expense reversal	(1,118)	—	—
Less: Incentive compensation reversal	—	(4,150)	—
Plus: Severance costs	468	—	—
Less: Merger related costs	—	—	(35)
Plus: Professional service costs	782	971
Total Adjustments	(158)	3,525	474
Less: Tax impact of adjustments above	44	(987)	(137)
Total adjustments to net income	(114)	2,538	337
Adjusted net income available to common shareholders	$8,382	$19,892	$31,173

Tax rate utilized for calculating tax effect on adjustments to net income	28.0%	28.0%	29.0%

Return on average equity(1)	3.0%	6.2%	11.5%
Return on average tangible common equity(2) (5)	3.7%	8.8%	14.7%

Return on average assets (3)	0.26%	0.55%	1.18%
Adjusted return on average assets (4) (5)	0.25%	0.63%	1.20%

(1)	Annualized net income divided by average shareholders’ equity.
(2)	Annualized adjusted net income available to common shareholders divided by average tangible common equity.
(3)	Annualized net income divided by average assets.
(4)	Annualized adjusted net income divided by average assets.
(5)	Non-GAAP measure.

FIRST FOUNDATION INC. FIRST QUARTER 2023 RESULTS

NON-GAAP EFFICIENCY RATIO

(unaudited)

Efficiency ratio is a non-GAAP financial measurement determined by methods other than in accordance with U.S. GAAP.  This figure represents the ratio of adjusted noninterest expense to adjusted revenue.

The table below provides a calculation of the non-GAAP measure of efficiency ratio:

	For the Quarter Ended
	March 31,	December 31,	March 31,
(in thousands, except percentages)	2023	2022	2022
Total noninterest expense	$59,340	$59,824	$47,618
Less: Amortization of intangible assets expense	(434)	(454)	(509)
Add: FDIC assessment credit	724	-	-
Add: Merger related costs	-	-	35
Less: Professional service costs	(782)	(971)	-
Add: Stock compensation expense reversal	1,118	-	-
Less: Severance costs	(468)	-	-
Add: incentive compensation reversal	-	4,150	-
Adjusted Noninterest expense	$59,498	$62,549	$47,144

Net interest income	$58,755	$74,719	$74,494
Plus: Total noninterest income	11,698	7,223	15,427
Plus: Valuation loss on equity investment	-	6,250	-
Less: Net gain on sale-leaseback	-	-	(1,111)
Adjusted Revenue	$70,453	$88,192	$88,810

Efficiency Ratio	84.5%	70.9%	53.1%

FIRST FOUNDATION INC. FIRST QUARTER 2023 RESULTS

NON-GAAP TANGIBLE COMMON EQUITY RATIO, TANGIBLE BOOK VALUE PER SHARE, AND ADJUSTED EARNINGS PER SHARE (BASIC AND DILUTED)

(unaudited)

Tangible common equity ratio, tangible book value per share, and adjusted earnings per share are non-GAAP financial measurements determined by methods other than in accordance with U.S. GAAP.  Tangible common equity ratio is calculated by taking tangible common equity which is shareholders’ equity excluding the balance of goodwill and intangible assets and dividing by tangible assets which is total assets excluding the balance of goodwill and intangible assets. Tangible book value per share is calculated by dividing tangible common equity by basic common shares outstanding, as compared to book value per share, which is calculated by dividing shareholders’ equity by basic common shares outstanding.  Adjusted earnings per share (basic and diluted) is calculated by dividing adjusted net income available to common shareholders by average common shares outstanding (basic and diluted). The reconciliation of GAAP net income to adjusted net income available to common shareholders is presented on page 17 in “Non-GAAP Return on Average Tangible Common Equity (ROATCE); Adjusted Return on Average Assets and Adjusted Net Income.”

The table below provides a reconciliation of the GAAP measure of equity to asset ratio to the non-GAAP measure of tangible common equity ratio and the GAAP measure of book value per share to the non-GAAP measure of tangible book value per share:

	March 31,	December 31,	March 31,
(in thousands, except per share amounts)	2023	2022	2022
Shareholders' equity	$1,133,738	$1,134,378	$1,082,575
Less: Goodwill and intangible assets	221,401	221,835	223,239
Tangible Common Equity	$912,337	$912,543	$859,336

Total assets	$13,616,184	$13,014,179	$10,474,796
Less: Goodwill and intangible assets	221,401	221,835	223,239
Tangible assets	$13,394,783	$12,792,344	$10,251,557

Equity to Asset Ratio	8.33%	8.72%	10.34%
Tangible Common Equity Ratio	6.81%	7.13%	8.38%

Book value per share	$20.09	$20.14	$19.16
Tangible book value per share	16.17	16.20	15.21
Basic common shares outstanding	56,424,276	56,325,242	56,514,168

Adjusted net income available to common shareholders	$8,382	$19,892	$31,173

Average basic common shares outstanding	56,376,669	56,366,499	56,465,855
Average diluted common shares outstanding	56,410,416	56,433,461	56,565,845
Earnings per share (basic)	$ 0.15	$ 0.31	$ 0.55
Earnings per share (diluted)	$ 0.15	$ 0.31	$ 0.55
Adjusted earnings per share (basic)	$ 0.15	$ 0.35	$ 0.55
Adjusted earnings per share (diluted)	$ 0.15	$ 0.35	$ 0.55